Exhibit 99.4

Consent of Director Nominee

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to be named in the Registration Statement on Form S-1 of Jones Energy, Inc., and any amendments and supplements thereto, as a nominee to the board of directors of Jones Energy, Inc. upon consummation of the initial public offering of Jones Energy, Inc., to all references to me in connection therewith, and to the filing of this consent as an exhibit to such Registration Statement and any amendment or supplement thereto.

/s/ Alan D. Bell
Alan D. Bell

Date: May 24, 2013